Exhibit 99.1

NEWS RELEASE

CONTACT: William T. Camp	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Executive Vice President and Chief Financial Officer	Tel 301-984-9400 Fax 301-984-9610
Direct Dial: 301-255-0788	www.writ.com
E-Mail: bcamp@writ.com
February 18, 2010

WASHINGTON REAL ESTATE INVESTMENT TRUST

ANNOUNCES CHAIRMAN TRANSITION PLAN

Rockville, MD (February 18, 2010) The Board of Trustees of Washington Real Estate Investment Trust (WRIT) (NYSE:WRE) announced the election of John P. McDaniel as Chairman of WRIT, effective at WRIT’s 2010 annual meeting. Mr. McDaniel will take office upon the retirement of Edmund B. Cronin, Jr., WRIT’s current Chairman, at the 2010 annual meeting in accordance with WRIT’s Board retirement age policy.

Retirement of Edmund B. Cronin, Jr.

After 15 years of service to WRIT, Mr. Cronin will step down from the Board at the conclusion of his term at the 2010 annual meeting of shareholders. Mr. Cronin served as Chief Executive Officer of WRIT from 1995 to 2007 and has served as Chairman since 2000.

George F. “Skip” McKenzie, WRIT’s Chief Executive Officer, noted, “Ed Cronin’s accomplishments at WRIT are numerous – listing WRIT on the New York Stock Exchange, upgrading our portfolio, increasing our public visibility and market capitalization, and continuing our 48 year history of dividends at equal or increasing rates. When Ed took over as CEO, WRIT owned 38 properties and had a total market capitalization of approximately $500 million. Now we are a diversified owner and operator of 90 properties with a market capitalization of $2.9 billion.”

“WRIT’s shareholders, Board of Trustees, management team and employees owe a debt of gratitude to Ed Cronin for his business leadership and sound judgment through various real estate cycles,” added Mr. McDaniel. “His strategic vision ushered the WRIT franchise into the ranks of modern publicly-traded real estate companies, or REITs, with experienced, professional management operating well-positioned, income-producing real estate assets. As WRIT now enters its 50th year in business, we recognize Ed as one of the drivers of WRIT’s success.”

Election of John P. McDaniel

John McDaniel will take office as Chairman upon the conclusion of Mr. Cronin’s term at WRIT’s 2010 annual meeting and Mr. McDaniel’s reelection to the Board. He will become only the fourth Chairman in WRIT’s history. Mr. McDaniel has served as WRIT’s lead independent Board member since 2004. From 1982 until his retirement in January 2008, Mr. McDaniel served as Chief Executive Officer of MedStar Health, a multi-institutional healthcare organization consisting of seven hospitals and 23,000 employees in the Washington/Baltimore region. During his tenure, MedStar grew to be the third largest employer in the region.

Washington Real Estate Investment Trust

FOR IMMEDIATE RELEASE

“John McDaniel has been an instrumental Board member since joining WRIT’s Board in 1998 – and during his tenure has served on our Audit, Compensation and Corporate Governance/Nominating Committees in addition to serving as our lead independent Board member. He brings a deep understanding of WRIT’s business strategy based on years of experience on our Board,” Mr. McKenzie noted. “John also was one of the drivers behind WRIT’s successful investment in medical office properties – an effort that has led to WRIT owning 18 strategically-located medical office assets comprising what we believe is the best medical office portfolio in the Washington/Baltimore region.”

John M. Derrick, Jr., former Chief Executive Officer of Pepco Holdings and a WRIT Board member since 1997, added, “John McDaniel’s election as Chairman fulfills a promise WRIT’s Board of Trustees made to WRIT’s shareholders in the fall of 2009 when we publicly announced that we would elect an independent Chairman in May 2010. And – in addition to strong independent board leadership in keeping with today’s governance principles – John McDaniel brings a mission to work with management to continue the growth of the WRIT franchise and increase shareholder value. As a former Chairman of the Greater Washington Board of Trade, his knowledge of the Washington/Baltimore business community where WRIT exclusively operates is without parallel.”

About WRIT

Founded in 1960, WRIT is the oldest publicly traded REIT formed under the landmark Real Estate Investment Trust Act (the Act). The Act, passed by Congress in late 1960, opened the door for small and retail investors to participate more easily in the investment in large-scale, income-producing real estate.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 90 properties totaling approximately 11 million square feet of commercial space and 2,540 residential units. These 90 properties consist of 27 office properties, 20 industrial/flex properties, 18 medical office properties, 14 retail centers, 11 multifamily properties and land for development. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the effect of the current credit and financial market conditions, the availability and cost of capital, fluctuations in interest rates, tenants’ financial conditions, the timing and pricing of lease transactions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, changes in general and local economic and real estate market conditions, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2008 Form 10-K, our third quarter 2009 10-Q and our Form 8-K filed July 10, 2009. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

END